SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 24, 2005

Premium Standard Farms, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of Incorporation)

333-64180	43-1755411

(Commission File Number)	(I.R.S. Employer Identification No.)

805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri	64105

(Address of principal executive offices)	(Zip Code)

(816) 472-7675

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 24, 2005, Premium Standard Farms, Inc. (“Premium”), Lundy International, Inc., a wholly-owned subsidiary of Premium (“Lundy”), and LPC Transport, Inc., a wholly-owned subsidiary of Premium (“LPC”) (Premium, Lundy and LPC are collectively referred to herein as the “Borrowers”), entered into the Second Amended and Restated Loan and Security Agreement (the “Agreement”) with the financial institutions listed on the signature pages of the Agreement (the “Lenders”) and U.S. Bank National Association, as a Lender and agent for the Lenders. The Agreement amends and restates the Amended and Restated Loan and Security Agreement, dated April 9, 2004, by and among the foregoing parties.

     The Agreement, among other things, decreases the Borrowers’ five-year line of credit with the Lenders from $220 million to $175 million. In addition, the Agreement establishes a term loan from the participating Lenders for $125 million, payable in equal quarterly principal payments of $1,250,000 commencing on November 9, 2007, with a maturity date of May 9, 2015. This term loan is secured, along with the loans under the Borrowers’ existing line of credit, by liens on substantially all of our assets. In connection with this term loan, we have entered into a ten-year, $125 million swap agreement as of May 9, 2005, which converts the interest on the term loan to an effective fixed interest rate of approximately 5.9%. Management believes the line of credit and term loan are adequate to finance working capital, capital expenditures and general corporate requirements during the period.

     A copy of the Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 1.01 (Entry into a Material Definitive Agreement) of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits. The following exhibit is filed herewith:

     10.1 Second Amended and Restated Loan and Security Agreement, by and among the Borrowers and the Lenders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PREMIUM STANDARD FARMS, INC.

Date: June 29, 2005	By:	/s/ Stephen A. Lightstone

Stephen A. Lightstone
Printed Name

Chief Financial Officer
Title